Exhibit 99.1

Summit Wireless Technologies Receives

Approximately $1.2 Million in Gross Proceeds from Warrant Exercise

San Jose, Calif. October 9, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, has received approximately $1.2 million in gross proceeds as a result of several of the company's existing investors’ exercise of equity warrants.

"We are pleased that our existing investors are aligned with our mission to bring wireless immersive sound to consumers around the world,” said Summit Wireless President and CEO Brett Moyer. “The exercise of these warrants will help capitalize the company for the planned line-up of fourth quarter 2019 product launches.”

The company’s report on Form 8-K filed on October 8, 2019, did not include the receipt of certain exercises that were received after market close. An amended form 8-K disclosing the details of the transaction will be filed today.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Contact Information

Mary Magnani and Kirsten Chapman, LHA Investor Relations, +1 415-433-3777, summit@lhai.com